EXHIBIT 99.1

Galaxy Gaming Announces Death of Chief Operating Officer William O'Hara, a Longtime Gaming Industry Leader and Innovator

LAS VEGAS, Aug. 29, 2013 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB:GLXZ), the world's second largest developer, manufacturer and distributor of casino table games and enhanced casino systems, today announced that William O'Hara, 73, its Chief Operating Officer and an influential leader in the table gaming industry, passed away Wednesday morning in Las Vegas after a long illness.

"Bill O'Hara was a pioneer in our industry and a true legend among both his peers and the literally thousands of people who learned from him and followed his example," said Robert A. Saucier, Chief Executive Officer of Galaxy Gaming. "Las Vegas has lost a historic figure. We have lost a great friend."

O'Hara began his gaming industry career as one of the first employees of Shuffle Master Gaming in 1991, before relocating to Las Vegas to lead the new company's sales, service and marketing divisions the following year. He later served as Senior Vice President of Operations for Casinovations, Inc. and President of its subdivision in Mississippi and held the same title with PDS Gaming and that company's newly formed electronic table games division.

In 2008, O'Hara joined Galaxy Gaming and played a key role in the transition of Galaxy from a private to a publicly traded company. He was also instrumental in the implementation of the Prime Tables Games asset acquisition in 2011.

A Marine Corps veteran, O'Hara previously enjoyed a 25-year international career as Executive Senior Vice President of Glemby International.

"Bill O'Hara was one of a kind: a leader, a teacher and a motivator to all those around him," said Dean Barnett, Galaxy Gaming's National Sales Manager and a longtime associate of O'Hara. "He was encouraging, supportive and inspiring – but most of all, he had a heart of gold. He was kind to his colleagues, loving to his family and as honest a man as you'll ever meet."

O'Hara held leadership roles in numerous associations that helped guide and unite the gambling industry. Besides serving on the Board of Advisors of the Las Vegas Chamber of Commerce, he was a member of the Board of Directors of the Missouri Riverboat Gaming Association, Casino Management Association and the Better Business Bureau. O'Hara was also an active member of the Mississippi Casino Operators Association and the Illinois Riverboat Casino Association.

"Everywhere you look on the floor of any major casino all over America or throughout the world, you can see something that Bill O'Hara helped build," said Saucier. "In an industry known as much for complex regulation as it is for creative innovation, Bill understood both in almost unprecedented ways."

He is survived by his wife, Sande, children Nina and Will and grandchildren Willy, Lexy and Caelen.

Services will be held at 3pm Friday, August 30, 2013 at:

Community Lutheran Church
3720 East Tropicana Avenue
Las Vegas, NV 89121

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.

CONTACT: Galaxy Gaming
         Jonathan Wilcox
         (702) 939-3254